Exhibit 99.1

GREEN INTERACTIVE HYBRID CORVETTE TO BE FEATURED IN CORVETTE MAGAZINE

CALGARY, ALBERTA – October 5, 2009 – Neohydro Technologies Corp. (OTC BB: NHYT), a Company focused on “Green” technologies in the automotive, transportation, and power generation sectors, is pleased to announce that Corvette Magazine test-drove the Corvette upfitted with the company’s licensed Green Interactive Hybrid System (GIHS) earlier this month. The Corvette was provided by the company’s technology licensor, Genes Vettes of Lynden, Washington. The article is scheduled to run in the March issue that will be on the shelves in January.

Corvette Magazine is the ultimate resource for Corvette enthusiasts. The company is very pleased that Corvette Magazine chose to review the GIHS Corvette and put it through its paces. Neohydro Technologies President and CEO, Michael R. Kulcheski spoke with Eric Gustafson, the editor of Corvette Magazine and was pleased by his comment that the GIHS Corvette is “very fast” and “it is a very neat installation. It’s nice to get into an aftermarket modified car without the check engine light on.”

With 775 Horsepower and 691-foot pounds of torque, the GIHS Corvette is the ultimate Corvette enthusiast’s dream car.

Although the high performance sports car enthusiasts market segment is much smaller than the company’s major focus of light duty truck and van fleets, it is still a source of revenue that the company will target. With 775 HP and city fuel economy of 40 MPG, the Corvette enthusiast who normally would see a dramatic drop in fuel economy when they enhance their vehicles with aftermarket add-ons, will have the benefit of actually increasing fuel economy of up to 150% coupled with an increase in horsepower of up to 84%.

The company intends to continue its efforts in the performance car segment and will begin the engineering of the GIHS for the Chevrolet Camaro in the near future.

About Neohydro Technologies Corp

Neohydro Technologies Corp. (www.neohydrotechnology.com) is traded under the symbol NHYT on the OTCBB exchange and is based in Calgary, Alberta, Canada. Neohydro is a Technology Company focused on “Green” technologies in the automotive, transportation, and power generation, focused initially on the light and heavy-duty trucking industry. Neohydro has licensed a unique patented turbo hybrid system. This revolutionary Green Interactive Hybrid System™ is proven to assist an engine to operate more efficiently, with less effort, less fuel consumption, and enhanced horsepower. Thus increasing engine life as well as adding obvious economic benefits, and enhanced horsepower to many significantly underpowered vehicles, such as limousines and fleet vehicles where incremental cost for larger engines may not be an economically viable option. Advanced tuning methods also significantly decrease harmful emissions. In the case of most technological enhancements with vehicles, there are significant concerns about negating existing factory warranty protection. At present the Company’s technology is only engineered for one automobile manufacture where it does not void the manufacturer’s warranty. However, plans are underway to engineer the technology to include other manufacturers as well.

Further information on the Company can be found at www.sec.gov and the company’s website at www.neohydrotechnology.com

Safe Harbor Statement

Statements in this press release regarding NeoHydro’s products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond NeoHydro's control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing NeoHydro's products and services, ability to deploy NeoHydro's products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in NeoHydro’s filings with the Securities and Exchange Commission.

Contact:

Michael Kulcheski
877-241-0265
investor@neohydrotechnology.com